EXHIBIT 21.1

APRIA HEALTHCARE GROUP INC. LIST OF SUBSIDIARIES
Apria Healthcare, Inc. Apria Number Two, Inc. ApriaCare Management Systems, Inc. Apria Healthcare of New York State, Inc. Biomedical Home Care, Inc.

As of March 16, 2006